EX 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement(s) (No. 333-255420, 333-256943, and 333-264123) on Form S-8 of our report dated March 24, 2023, with respect to the consolidated financial statements of UiPath Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
March 24, 2023